COVANTA ENERGY RESULTS FOR 2000 CONFERENCE CALL

THE OPERATOR:
At this time, for opening remarks and introduction, I'd like to turn the call over to the treasurer of Covanta Energy, Mr. Lou Walters. Please go ahead.

MR. LOUIS WALTERS:
Thank you and good morning, everyone. By now you should have received our fourth quarter and full year 2000 earnings release. If you do not have a copy, it is available on our website at CovantaEnergy.com, as well as via our automated information system at 1-866-covanta. Today's conference call is being broadcast live over the Internet on our website, and a rebroadcast will be available in the investor relations section of the website for the next week. With me today are Covanta Energy Corporation's Chief Executive Officer and President Scott Mackin, and the Company's CFO Ed Moneypenny.

Before we begin I would like to read a short statement. This conference call includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include declarations regarding the intent, belief, or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results as identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission. I will turn the call over to Covanta Energy's President and CEO Scott Mackin.

MR. SCOTT MACKIN:
Thank you, Lou. Good morning, everyone, and thank you for listening in.

The first thing I want to do this morning is to introduce all of you listening to our new CFO Ed Moneypenny. Ed brings with him 25 years of experience as a CFO for two other publicly traded companies. Most recently, he was with Florida Progress, a Fortune 500 diversified electric power company that merged with Carolina Power and Light at the end of last year. Ed brings a stellar reputation in the energy field and tremendous resources to bear. In the two months that Ed has been on board here he's come up to speed exceptionally quickly, and I'm sure you will come very quickly to appreciate his ability to contribute to Covanta Energy and to our share value. In a little while, Ed will walk you through the earnings release. I'm going to talk more generally right now.

You may have noted from recent releases as well we have added a new Head of Human Resources, Steve Gansler. He brings 20 years plus of experience from Johnson & Johnson and General Motors. That essentially completes the senior ranks of officers for Covanta Energy. Also we recently announced the appointment of a full slate of senior officers for the Company, officers who bring years of experience from our energy group.

Against the backdrop of being in the final stages of restructuring, we thought it appropriate to indeed rename the Company from Ogden Corporation, a name that long signified a conglomerate, to Covanta Energy, a name intended to highlight our single-minded focus on our energy businesses and the particular approach we bring to those businesses. We're not done with our restructuring efforts yet, but we're well on the way and you can expect a lot of positive activity over the next six months.

As you know, we finally closed on our master credit facility with all of our lenders. Our banks and we required a protracted period of time to complete this facility due to the large number of banks involved, the difficult work that needed to be done to understand and accommodate our non-recourse debt structure and some very nettlesome inter-creditor issues, particularly the ones between those few creditors who opted not to join in the revolving portion of the master facility and the great majority that did.

The principal terms relative to Covanta Energy were agreed upon back in November and did not change in any significant way since then. As we have stated in the past, the principal goal for us in executing the master credit facility was to provide a platform to complete our restructuring. As we continue to make progress on non-core asset sales, and as we continue to post high-quality results from our energy operations, we will indeed seek a new facility better suited for a pure-play energy company.

Notwithstanding, the current facility will provide almost $150 million of additional capacity for liquidity and performance letters of credit and will allow us to make certain new capital investments in our energy portfolio.

To date, we have sold non-core assets for a total cash consideration of just over $450 million, and in the process we transferred over to buyers an additional $119 million in debt. We do still have some remaining non-core assets to sell and we're making progress in that regard.

Since our last public announcement, we sold our Rome aviation ground handling operations to Menzies plc in February for $10 million. Menzies, as you may recall, had purchased a major portion of our ground handling business in November, and Rome was a follow-up acquisition to that. With that, aviation fueling is the sole remaining business, as opposed to stand-alone asset, that we have left to sell. In the second quarter we would expect to sign a contract of sale of the fueling business and also to complete divestiture of the remaining aviation assets, which are a minority interest in the El Dorado airport in Colombia and a cargo operation in Spain.

We continue to receive interest in our facility management contracts at Arrowhead Pond in Anaheim and Corel Center in Ottawa. We're evaluating the appropriate time and manner to exit those businesses. But in the meantime the contracts generate positive cash flow to us. We expect to divest the Iguazu casino and hotel in Argentina no later than this summer. The sale of the La Rural exhibition center in Buenos Aires, Argentina, has been delayed due to the prevailing economic conditions in Argentina. But the asset does perform well and we do believe there is substantial positive value to be gained later in the year on a disposition of that asset. We're looking to sell our interest in the Metropolitan Entertainment concert and tour promoter over the summer; and we're marketing our Datacom contract manufacturing unit, which is based in Mexico, and we would expect a sale in the summer.

With these further asset sales moving along and the new master credit facility in place, you will now see us getting more active with the financial community, telling our story in public forums and courting more analyst coverage. We're very happy with the story we have to tell. As you no doubt noted from the release, our energy operations are doing superbly, with an overall 30 percent growth rate in recurring EBIT in the year 2000. We also anticipate very solid growth in 2001 over 2000; something Ed will get into in a little bit. In general, however, I would say the fundamentals of our business are only improving.

Our waste-to-energy plants in the year 2000 tied the record set in 1999 for tons processed, processing just over 10 million tons of municipal solid waste, and megawatt hours generated, just about 5 million. In general we were capacity constrained at the waste-to-energy plants rather than waste flow constrained, which is a very positive thing. Also prices that we were able to charge per ton of waste, where we do have select merchant capacity, continued their upward trend: about 10 percent rise in the New York metropolitan area, 5 percent in New England and about 15 percent in the Mid-Atlantic region. Also energy pricing in the select locales in waste-to-energy where we get that benefit, increased year over year about 30 percent during the year. Those are positive fundamentals. With that, about five client communities have now started talking, some of them pretty seriously, about plant expansions, given the improving fundamentals and the need for new disposal capacity. That is not likely to lead to an actual groundbreaking for some time, but it is very good sign for the business.

In the rest of our independent power business, of course, the U.S. has become a very vibrant market. Our domestic plants generated 5 percent more megawatt hours in 2000 than they did in 1999 and they did that in spite of the fact that one of our plants was down for a full three months, recovering from a wildfire in Northern California. Overall in our IPP portfolio we continue to maintain high availability of plants, averaging 97 percent. We expect these positive trends to continue during 2001 across the waste-to-energy business and the rest of the IPP portfolio.

Also in 2001 and in 2002 we will see the effects of our energy group restructuring, with reduced overhead and development expenses, particularly in Asia. We spent a considerable amount of time during the year 2000 analyzing our current portfolio and its expected growth rate. Looking at the high growth market the U.S. has become, the opportunity we see for ourselves in western Europe and our level of development expense and overhead in Asia, and we have taken some pretty far-reaching steps as the result of that analysis to streamline our company and to exact the most returns for the most moderate development exposure going forward. I believe that we have realigned this company for maximum earnings and use of capital over the next couple of years.

As you look at our portfolio from the outside it certainly appears one of the more fluid situations is in California. In our view, absent a total meltdown, which we believe is unlikely, much of the fluidity to California remains a potential upside, not downside, to our current projections.

By way of background, we presently have 17 projects in operation in California of which we own just over 210 net megawatts. All of our plants are qualifying facilities, or QFs as they are called, and they provide power to the utilities in California under long-term contracts that date back from the late '80s. These contracts provide for a steady capacity payment and also an energy payment that was fixed for the initial ten-year period of the contracts but is now tied to indices that are based on the utility's avoided costs. In total, all of the QFs, not just ours but all the QFs in the state of California provide 30 percent of the state's power. Our QF projects in the state include three geothermal operations, four wood burners, seven landfill gas recovery systems and one waste-to-energy facility where the client community receives 90 percent of the energy revenues.

As everyone knows, last year the combination of growing shortfall in power to California power supply vs. demand, and huge flaws in the deregulation approach adopted by the state, created a situation where the utilities' avoided cost grew dramatically. For those of you who have not followed it closely I will give you a brief summary of the situation. Essentially what happened was that demand in California had increased five or so percent throughout the '90s, while no new power sources were put online in the state. In 2000, imports from hydro from other states were curtailed due to lack of water resources. In addition, there was a dramatic increase in natural gas pricing, and natural gas pricing is a substantial driver of the utility's avoided cost, as much as the electrical generation in California comes from gas generation facilities.

Compounding the utilities' problems, under the particular California partial deregulation approach that was adopted in 1996, the utilities were hamstrung in their ability to stabilize pricing by buying long-term. Instead they were forced to buy at in essence spot rates. All of this compounded to drive up the market indices for the QF contracts dramatically.

At the same time, two of the three utilities in the state, SoCal and PG&E, were not able to pass on the increased cost of power to the rate payers; and they have stated ultimately there was a $12 to $13 billion delta between what they had paid for power and what they've been able to pass on to consumers. Starting in January of this year the utilities have either not paid or paid very little towards what they owe both wholesale generators and to the QFs.

There are more than a couple of moving parts here. But for us the two main issues are getting the current receivables paid and determining what the pricing structure will be going forward.

On that front most of you have probably heard of the large rate increase that was approved yesterday by the California PUC. That is going to go a long way towards improving the financial health of the utilities, and indeed had it come last fall, would have spared everybody from this problem entirely. In addition to the rate increase, the PUC yesterday issued an order to make certain technical changes in the current QF pricing structure and to require utilities to commence paying the QFs on a go-forward basis starting in April. The modification in the pricing structure has to do mainly with gas formulas and the way in which avoided cost is calculated. That change may have the effect of producing some upside for us at Covanta when compared to the current projections we have for the year. Right now it is too difficult to predict how much upside. But it appears there may be some.

What yesterday's PUC order didn't appear to do was to solve our outstanding receivables problem. While most people are confident that the large rate increase will permit the utilities to meet their go-forward obligations, it is not clear whether or not it will be sufficient to deal with their payables. And those payables include about $1.2 billion of receivables to all the QFs. It is possible that payment of those receivables will have to be tied to an overall utility bailout; we just don't know yet. In terms of an overall utility bailout, there the current emphasis still appears to be on the state buying the transmission facilities of the three utilities for an aggregate consideration of somewhere around $7 billion. There appears to have been agreement on the general terms of this arrangement, but some difficulties dealing with the intricacies of PG&E's transmission system.

From our vantage point, go-forward payments appear certain and may have some upside indeed to current objections. Payment of receivables for us is a matter of timing. It may happen in advance of the bailout or it may happen as part of the bailout. It is not impossible that the utilities would go into bankruptcy, although it is very unlikely, in particular given yesterday's rate increase. Even in the case of bankruptcy while we certainly can't be sure, we believe we would ultimately get paid given the amount of cash the utilities have been marshaling, the other assets they have, and the need for them to reaffirm these QF contracts to provide much-needed power to the state. Again, QF contracts provide 30 percent of the power to the state. That is where we are in California.

Turning to our overall Company expected performance, we find ourselves in a fortunate position of having some built-in growth to our recurring earnings base not only this year but next as well. I think it is fair to project another 15 to 20 percent growth in 2002 over 2001 without us having to make new investments other than what is currently under construction. 2002 should bring the full year-over-year operation of three new projects, which should bring anticipated step-ups in income from existing projects and hopefully indeed more Water income.

Against this backdrop, most of the new investments that we will want to make will be greenfield development projects that would come in line in 2003 and beyond, although we will look at potential acquisitions from time to time.

I'm going to take a moment to talk about our development approach in general. Our preferred approach to greenfield projects is to carry the early stages of development either by ourselves or with a partner who brings us the opportunity; and then as we bring more reality to the project by locking in key pieces, such as siting, permitting, key contracts etc., we look to bring in partners who will either further enhance the project value by bringing a needed piece or allow us to monetize a portion of the value we have created. The partners we look to include are primarily gas and power marketers, EPC firms, equipment providers, in some cases municipalities and of course financial players.

It is also our goal to continue to build a portfolio with both geographic and fuel diversity, as we believe this presents the company with the best opportunities for growth, while at the same time protecting our shareholders by not becoming overly dependent upon a single market or type of project.

We're being very focused in our approach to new business development at Covanta Energy and we see the best opportunity for us for new projects over the next couple years in the U.S. and Western Europe. Currently we're focusing overall on about out 15 projects at various stages of maturity. They represent about 3300 megawatts of capacity in total, as well as a couple of waste to energy projects. These projects built on our strength of having a diversity of fuels to create power and thus include gas, geothermal, waste to energy, coal and biomass.

We are in the final stages of permitting for the 500 megawatt natural gas-fired Three Mountain Power project in California. There remains a fundamental imbalance between supply and demand in California that continues to make it an attractive market for us. However, despite all the public pronouncements by California, they really do not know how to expedite permitting of new very much needed capacity.

Thus although we have known the basic terms and conditions of our permit for Three Mountain Power for some time, it is still at this point unclear when we will have a final permit. We originally targeted the year 2003 for commercial operation but at this point that could very well slip. Until we have a final permit in hand, we really do not know. However, at this point, we're in active negotiations with a number of potential equity partners on the project, and we anticipate that we will be making some announcements about partners and off-take arrangements within the next two to three months. It has been and it will remain our posture that we will lock in the majority of revenues with creditworthy entities longer-term on our projects. You can expect this will not be a pure merchant play for us.

Our current efforts in the U.S. also include two early-stage 400 to 500 megawatt greenfield prospects; four 50 to 180 MW peaking projects; and potential capacity additions to our geothermal projects of about 100 megawatts. These projects are located in the Northeast, South and in California. Covanta Energy has done the initial feasibility work on these projects and has moved them into active development. The next key activities here are to complete the market evaluations for the projects and then the permitting required to begin construction. I would not expect any groundbreaking here until the year 2002.

In Western Europe, we are in the process of permitting El Gorgel, which is a 400 MW greenfield development in the Murcia region of Spain, and we're also in the feasibility stages of various greenfield development projects in Italy, where they are predominantly waste-to-energy; the UK; and Greece. We're seeing various acquisition opportunities in Western Europe as well and most of those have long-term contract and/or tolling arrangements attendant to them and of course that fits our mode.

In Asia we expect to expand one and potentially two of our projects in Thailand. We expect to close financing for expansion of the first project of Saha in the near-term. The second project, Rojana, may potentially proceed to expansion later this year.

Our Water group continues to make progress on a number of projects in the U.S. market. And by way of background the Water group is seeking to re-create our publicly-owned U.S. waste-to-energy model, by providing single source, design, build and operate services for municipal clients in the US. In 2000 we started up our 24 million gallon per day or MGD drinking water facility in Bessemer, Alabama, and we followed that up with project awards in Tampa and Key Largo, Florida, and smaller awards in New York State.

The Tampa project is a 25 MGD desalinization facility. We've contracted to design and build the facility for $75 million; after start up we will operate it for 30 years for an annual fee of approximately $7.5 million, escalating. We started design of that project and currently groundbreaking is projected late in the second quarter. Based upon that start date we would expect 2001 revenues from this project of around $30 million.

The Key Largo and New York State awards are smaller but we do expect them to add to the bottom line during the year with revenues of potentially 30 to 40 million.

Stepping back overall I would say that the year 2000 has been one of tremendous progress for the company. We have carried the restructuring very far, disposing of the lion's share of non-core assets; closing the New York headquarters; moving our stock price up substantially during the year. We've demonstrated the underlying value of the energy business, growing the recurring EBIT by 30 percent. We have realigned ourselves to ensure we drive earnings from our company very hard over the next couple of years while getting the most out of our development dollars for later years in the best markets. We have added excellent talent at the senior ranks of the company and in the coming months you can expect us to start getting our story out more in the public to attract more coverage and to get more attention towards the positive momentum that we're building here. With that rather lengthy introduction for which I apologize I am going to turn this over to Ed now who will walk you through the earnings release in more detail. MR.

EDWARD MONEYPENNY:
Thanks, Scott, and good morning. What I am going to do is take you through the income statement for the year and then I'll do the quarter and then I am going to end up making several comments regarding our outlook for 2001.

First of all the recurring base energy EBIT was $104 million; that is up as Scott said some 30 percent from 1999. On a consolidated basis, including the losses on nonenergy assets and associated results of operations, the company reported an overall net loss of $229 million.

Let me start with the non-energy results. Some of you may not be familiar with what constitutes the other segment operating loss line on our P&L. Basically, this applies to nonenergy businesses that do not qualify as a segment for purposes of discontinued operations. For the year 2000 this essentially applies to a company called Datacom, which is a printer manufacturer located in Mexico that is targeted for sale during the next several months. The year 2000 loss of $27 million includes the write-down of Datacom's receivables as well as a onetime charge for potential workers comp claims of about $9 million which we booked in the fourth quarter going forward the activity for this part of the company's non-energy business should be minimal.

As far as the write-down of assets of $77 million, I'm not going to spend a lot of time on this other than to say this in my mind is to some extent a timing issue. Here is what I mean by that. As of December 31, 2000, we are outside the time frame (which is generally one year) whereby we can utilize the rules for computing net losses from the sale of assets under discontinued operations accounting. When a company is under these accounting rules you are required to net unrealized gains against unrealized losses. The company was under the discontinued operations accounting guidelines until December 31, 2000. At that date we could only consider losses from asset sales and were precluded from considering unrealized gains. However when we are done with 2001 the potential gains from the sale of the remaining non-core assets could eradicate a good portion of the charge that the accounting rules dictated at the end of 2000.

Unallocated corporate overhead is just that; as we continue to transition to a pure-play energy company, this will also basically disappear. The increase in 2000 vs. 1999 reflects several pluses and minuses including the impacts of the stay bonuses that were paid to entice employees to stay until the particular assets were sold; plus we paid some bank fees in 2000 to extend the then current bank facility in the 2001.

Net interest I think is also basically self-explanatory; it includes all net interest applicable to the continuing businesses. Any interest associated with the aviation and entertainment segments is included in the loss from discontinued operations. The increase in 2000 is basically due to several financings at our energy projects, most notably due to the equity bridge loan at our Quezon project in the Philippines.

As many of you know the loss from discontinued operations applies solely to the company's entertainment and aviation businesses.

Now let's focus on the continuing energy operations. We think we had a great year. As mentioned a couple times we are up 30 percent; and we are quite pleased with these results. We also feel that certain decisions that were made and acted upon in 2000 will benefit the company not only in 2001 but also going forward as well. What I specifically am referring to here is the recurring benefit from the study that was completed in the last quarter of the year that reviewed the overall operations of the energy company and the methods of doing business. These efforts alone should save roughly $15 million of overhead per year across the total corporation beginning in 2001. That means payout or recoupment if you will of the initial charge of some $19 million within an 18 month period. The result of Quezon also made a very important contribution in 2000, as well as favorable energy pricing, primarily at our power plants in California. In addition the acquisition of the remaining interest in the Heber plant, which is also located in California also contributed to the 30 percent increase.

I want to digress for a moment and talk about the impact of California on our business. As of February 28, the outstanding accounts receivable from our California operations amounted to approximately $49 million. That included receivables from our California partnerships at our 50 percent ownership level. This amount is also after deducting a reserve of some $7 million or approximately 14 percent of the outstanding receivable balance. As Scott mentioned, we see this fundamentally as a timing issue vs. a collection issue, although we chose to be somewhat conservative going into 2001. Just to size the impact of the California projects on our results, we expect roughly 30 to 35 percent of our EBIT for 2001 to come from California. As far as the fourth quarter results, again we're quite pleased with the 38 percent increase in recurring base energy EBIT between the two quarters. On a consolidated basis, the Company recorded a fourth-quarter net loss of $89 million in 2000 compared to a loss of $106 million in fourth quarter of the preceding year. I think we've pretty well spelled out the key drivers for the quarter in the earnings release so I'm not going to spend any more time on that.

As far as our expectations for the energy company for 2001, we're looking at an EPS range of $1.18 to $1.22 on a recurring basis. Embedded in this is an expectation of a recurring base energy EBIT range of approximately $120 to $123 million which is about a 17 percent increase over 2000.

This increase is driven by several factors, including full year operations at our Quezon project in the Philippines, partial year benefit from the three projects that are coming on stream in 2001, two in Asia and one in Europe, and the benefits associated with the organizational study I mentioned earlier on the call. These benefits will be partially offset by lower construction revenues, reduced contribution from our Mammoth project, and also higher cost as a result of Clean Air Act retrofits that will be coming online.

Several other important assumptions that I want to mention include an assumed pro forma effective income tax rate for the recurring energy business of roughly 30 percent; and for interest expense we assumed as a starting point that the energy company would assume the burden of all outstanding corporate and energy related debt for the ongoing business. Interest and related charges, LOCs, bank fees, that kind of thing, associated with or as a result of the discontinued businesses and the transitional bank facility have been excluded. My last point before we open up for Q&A is that we will be disclosing our pro forma energy company EPS results beginning with the first quarter of 2001. With that we would like to open up for Q&A.